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Exhibit 10.3

Restricted Stock Unit Agreement

        This Restricted Stock Unit Agreement (the "Agreement") is hereby entered into effective as of January 4, 2002 (the "Award Date"), by and between Smurfit-Stone Container Corporation, a Delaware corporation (the "Company"), and Patrick J. Moore (the "Executive").

        1.    Purpose.    The purpose of this Agreement is to provide compensation for past and future service in the form of a stock equivalent ownership interest to the Executive. The Agreement is also intended to benefit the Company by creating incentives to the Executive.

        2.    Administration.    The Agreement shall be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"). The Committee shall have authority to interpret the Agreement, to adopt and revise rules and regulations relating to the Agreement and to make any other determinations that it believes necessary or advisable for the administration of the Agreement. Determinations by the Committee shall be final and binding on all parties with respect to all matters relating to the Agreement.

        3.    Award.    Subject to the terms of this Agreement, the Company hereby awards the Executive 75,000 Restricted Stock Units, effective as of the Award Date. The value of each Restricted Stock Unit on the Award Date will be $15.95 the closing price of a share of the Company's common stock, par value $0.01 per share (the "Common Stock") on the Nasdaq National Market on the last preceding day on which a sale of Common Stock occurred prior to the Award Date.

        4.    Restricted Stock Units.    The Restricted Stock Units shall be credited to a Restricted Stock Unit Account (the "Account") established and maintained for the Executive. The Account shall be the record of Restricted Stock Units awarded to the Executive under the Agreement, is solely for accounting purposes and shall not require a segregation of any Company assets.

        5.    Vesting of Restricted Stock Units.

          (a)  Subject to paragraphs (b) and (c) below, the Restricted Stock Units awarded to the Executive will vest according to the following schedule:

Anniversary of the Award Date	Number of Vested Restricted Stock Units
3	25,000
4	25,000
5	25,000

          (b)  Notwithstanding the provisions of paragraph (a) above, all Restricted Stock Units granted to the Executive will become fully vested upon the Executive's termination of employment with the Company due to death or Disability or in the event of the occurrence of a Change of Control. For purposes of this Agreement, the terms "Disability" and "Change of Control" have the meanings given in the Employment Agreement between the Executive and the Company, dated April 1, 1999, as amended effective January 4, 2002 (the "Employment Agreement").

        6.    Distribution of Restricted Stock Units.

          (a)  The Company will distribute the value of vested Restricted Stock Units to the Executive in a single cash sum as soon as practicable following the applicable vesting date.

          (b)  Notwithstanding paragraph (a) above, the Executive may elect to defer distribution of the value of all or any portion of his vested Restricted Stock Units by filing a written election with the Committee at least 12 months prior to the applicable vesting date. The value of any vested Restricted Stock Units subject to the Executive's timely deferral election will be contributed on the applicable vesting date to an account maintained on his behalf under the Jefferson Smurfit Corporation (U.S.) Deferred Compensation Plan, or any successor thereto.

          (c)  The value of a Restricted Stock Unit upon distribution (or deferral as the case may be) will be an amount equal to the closing price per share of the Common Stock on the last preceding day on which a sale of Common Stock occurred prior to the applicable vesting date.

          (d)  In the event of the Executive's death, payment of any amount due under this Agreement shall be made in a single cash sum as soon as practicable following the Executive's death to the appointed and qualified executor or other personal representative of the Executive to be distributed in accordance with the Executive's will or applicable intestacy law; or in the event that there shall be no such representative duly appointed and qualified within six months after the date of the Executive's death, then to such persons as, at the date of his death, would be entitled to share in the distribution of the Executive's personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportion specified in such statute.

          (e)  In the event of the occurrence of a Change of Control, payment of any amount due under this Agreement shall be made in a single cash sum to the Executive within five (5) business days following the Change of Control.

        7.    Forfeitures.

          (a)  If the Executive terminates his employment with the Company for any reason other than death or Disability prior to the applicable vesting date, the Executive's rights with respect to the unvested Restricted Stock Units will terminate and be forfeited and neither the Executive nor his heirs, personal representatives, successors or assigns shall have any future rights with respect to any such Restricted Stock Units.

          (b)  In the event of a breach of any of the restrictive covenants set forth in any employment, consulting or other agreement between the Company and the Executive, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Executive shall forfeit any and all Restricted Stock Units granted to him under this Agreement and any and all rights to receive any payments due to the Executive under this Agreement.

        8.    Changes in Capital or Corporate Structure.    In the event of any change in the outstanding shares of common stock of the Company by reason of an issuance of additional shares, recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Committee shall proportionately adjust, in an equitable manner, the number of Restricted Stock Units held by the Executive under this Agreement.

        9.    Nontransferability.    Restricted Stock Units awarded under this Agreement, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by the Executive to a trust for estate planning purposes, or by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

        10.    Voting and Dividend Rights.    Except as provided in Section 8(a) above, the Executive shall not be entitled to any voting rights, to receive any dividends, or to have his Account credited or increased as a result of any dividends or other distribution with respect to the Company's Common Stock.

        11.    Binding Effect.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

        12.    Withholding.    The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

        13.    No Limitation on the Company's Rights.    The granting of Restricted Stock Units shall not in any way affect the Company's right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

        14.    Employment of Executive.    Nothing in this Agreement or in the Award shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ Executive, or as affecting in any way the right of the Company to terminate the employment of Executive at any time. This Agreement shall not in any way affect the terms and provisions of the Employment Agreement, as the same may be amended.

        15.    Entire Agreement and Amendment.    This Agreement is the entire Agreement between the parties to it, and any and all prior oral and written representations are merged in this Agreement. Notwithstanding the preceding sentence, this Agreement shall not in any way affect the terms and provisions of the Employment Agreement. This Agreement may be amended, modified or terminated only by written agreement between the Executive and the Company. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof. Each party has cooperated in the preparation of this Agreement. As a result, this Agreement shall not be construed against any party on the basis that the party was the draftsperson.

        16.    Notices.    Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:

        Smurfit-Stone Container Corporation
        150 North Michigan Avenue
        Chicago, Illinois 60610
        Attention: General Counsel

The Company may change the person and/or address to whom the Executive must give notice under this Section 16 by giving the Executive written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Executive will be directed to the Executive, or to the Executive's executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive's home address on the records of the Company.

        17.    Governing Law.    The laws of the State of Illinois shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof.

        18.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

[Remainder of Page Left Intentionally Blank; Signature Page to Follow]

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

SMURFIT-STONE CONTAINER CORPORATION
/s/ PATRICK J. MOORE PATRICK J. MOORE	By:	/s/ CHARLES A. HINRICHS Charles A. Hinrichs Vice President & Chief Financial Officer

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  Exhibit 10.3